Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On May 13, 2012, Nationstar Mortgage LLC entered into an asset purchase agreement (as amended and restated on June 28, 2012, the “ResCap Purchase Agreement”) with Residential Capital, LLC and its related entities (collectively, “ResCap”) in connection with ResCap’s proposed asset sale under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), referred herein as the “Transaction.” ResCap is an indirect subsidiary of Ally Financial Inc.

Under the ResCap Purchase Agreement, we agreed to purchase ResCap’s mortgage servicing assets. As of June 30, 2012, ResCap serviced mortgage loans with an unpaid principal balance (“UPB”) of $361 billion, composed of mortgage servicing rights (“MSR”) related to approximately $194 billion UPB of loans and subservicing contracts related to approximately $167 billion UPB of loans, and had approximately $1.7 billion of related servicing advance receivables. We have also agreed to acquire ResCap’s mortgage origination and servicing platforms and certain other assets and liabilities. The aggregate cash purchase price for the purchased assets would be approximately $2.3 billion, based on financial information as of June 30, 2012. We expect to enter into approximately $1.5 billion of advance financing facilities to fund the servicing advance receivables.

In connection with the proposed Transaction, ResCap has filed petitions for relief under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Case”), and the Transaction will be consummated pursuant to the provisions of the Bankruptcy Code. Consummation of the Transaction is subject to, among other things, (i) competitive bidding pursuant to such sale procedures approved for the Bankruptcy Case on June 28, 2012, (ii) certain licensing and regulatory approvals, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) certain customary closing conditions and termination rights. In connection with the entry into the ResCap Purchase Agreement, we made an earnest money cash deposit of $72 million, which will be applied towards the purchase price upon closing of the Transaction. In addition, if the ResCap Purchase Agreement is terminated as a result of the Bankruptcy Court’s approval of a competing bid, ResCap will be required to pay us a $24 million break-up fee in cash (a portion of which will be payable to Newcastle Investment Corp. (“Newcastle”)). Subject to the auction process and satisfaction of the foregoing conditions, we expect the Transaction to close in late 2012 or early 2013.

The following unaudited pro forma combined financial information has been prepared to illustrate the pro forma effect on our financial statements of the proposed Transaction, this offering, the issuance of senior unsecured notes in April and July 2012, and material asset purchases made in June 2012.

The following unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to our consolidated financial statements incorporated by reference in this offering circular and the consolidated financial statements of ResCap incorporated by reference in this offering circular. The unaudited pro forma combined balance sheet gives effect to the Transaction, this offering and the senior unsecured notes issuance in July 2012 as if they had each occurred on June 30, 2012. The unaudited pro forma combined statements of operations give effect to the Transaction, this offering, the senior unsecured notes issuances in April and July 2012 and material asset purchases in June 2012 as if they had occurred on January 1, 2011.

Pro forma adjustments include:

•	the consummation of the Transaction;

•

the exclusion of historical assets and liabilities of ResCap not acquired or assumed as part of the Transaction, which primarily includes ResCap’s legacy business in run-off or in process of strategic dispositions, deconsolidation of variable interest entities (“VIEs”);

•

changes in the values of certain assets and liabilities to reflect preliminary estimates of fair values at the date of closing of the Transaction and the changes in amortization and valuation of assets and liabilities resulting there from;

•	changes in interest expense resulting from changes in existing debt terms and additional financing made in connection with the Transaction, including amortization of estimated debt financing costs;

•	the impact from senior unsecured notes issued in April and July 2012;

•	the acquisition of assets from Aurora Bank FSB and Aurora Loan Services LLC (collectively, “Aurora”) in June 2012;

•	this offering; and

•	the tax effect of the pro forma adjustments.

On March 7, 2012, in conjunction with our initial public offering, Nationstar Mortgage LLC became an indirect subsidiary of Nationstar Mortgage Holdings Inc. (“NMHI”). NMHI had no activities prior to the initial public offering. Effective June 30, 2012, NMHI guaranteed our 10.875% Senior Notes due 2015 and our 9.625% Senior Notes due 2019. The following unaudited pro forma combined financial information includes the historical financial information of Nationstar Mortgage LLC through December 31, 2011. The unaudited combined financial information subsequent to December 31, 2011, includes that of NMHI. There are certain differences between the unaudited financial statements of NMHI and Nationstar Mortgage LLC, which primarily include the difference in certain tax attributes of the companies. We do not believe these differences to be material to the presented unaudited pro forma financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for information purposes only and does not purport to represent what our actual consolidated results of operations or the consolidated financial position would have been had the aforementioned transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma combined financial information should be read in conjunction with the information contained in “Selected Historical Consolidated Financial and Other Data,” as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and related footnotes thereto as incorporated by reference and the unaudited interim consolidated financial statements and related footnotes thereto as incorporated by reference. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma combined financial information.

The Transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with GAAP. The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information as of the date of this offering circular and management assumptions. The final allocation of the purchase price is dependent on, among other things, the finalization of the preliminary asset and liability valuations and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transaction will depend on a number of factors, including the actual balance of ResCap’s net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

NATIONSTAR MORTGAGE HOLDINGS INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2012

(Dollars in thousands)

	Historical Nationstar Mortgage Holdings Inc. 1	Historical Residential Capital, LLC 2	Elimination of Assets not Acquired and Liabilities not Assumed 3	Material Transactions 4		Pro Forma Adjustments 5		Pro Forma Combined
Assets
Cash and cash equivalents	$15,892	$1,274,026	$(1,274,026)	$103,300	4a	$(77,872)	5b	$41,320
Restricted cash	119,512	246,855	(246,855)	—		—		119,512
Accounts receivable	2,487,991	3,109,450	(1,322,104)	—		(146,799)	5a	4,128,538
Mortgage loans held for sale	837,906	1,974,808	(1,974,808)	—		—		837,906
Mortgage loans held for investment, subject to nonrecourse debt	238,173	652,088	(652,088)	—		—		238,173
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	68,000	(68,000)	—		—		—
Derivative financial instruments	—	11,894	(11,894)	—		—		—
Reverse mortgage interests	310,074	—	—	—		—		310,074
Receivables from affiliates	13,083	—	—	—		—		13,083
Mortgage servicing rights	596,462	1,018,259	—	—		(210,215)	5a	1,404,506
Mortgage servicing rights—amortized cost	8,357	—	—	—		—		8,357
Property and equipment, net	39,090	41,729	—	—		—		80,819
REO, net	3,429	26,840	(26,840)	—		—		3,429
Other assets	226,261	2,288,671	(2,282,911)	2,200	4a	49,989	5a, b	284,210

Total assets	$4,896,230	$10,712,620	$(7,859,526)	$105,500		$(384,897)		$7,469,927

Liabilities and members’ equity
Notes payable	$2,412,364	$5,435,024	$(5,435,024)	$—		$1,510,351	5b	$3,922,715
Unsecured senior notes	555,938	672,500	(672,500)	105,500	4a	300,000	5b	961,438
Payables and accrued liabilities	639,839	3,728,871	(3,630,649)	—		49,048	5b	787,109
Derivative financial instruments	18,911	3,113	(3,113)	—		—		18,911
Mortgage servicing liabilities	81,979	—	—	—		—		81,979
Nonrecourse debt—Legacy	106,271	486,498	(486,498)	—		—		106,271
ABS nonrecourse debt	—	63,000	(63,000)	—		—		—
Excess spread financing (at FV)	266,693	—	—	—		450,000	5b	716,693
Participating interest financing	181,114	—	—	—		—		181,114

Total liabilities	4,263,109	10,389,006	(10,290,784)	105,500		2,309,399		6,776,230

Total equity	633,121	323,614	2,431,258	—		(2,694,296)	5c	693,697

Total liabilities and equity	$4,896,230	$10,712,620	$(7,859,526)	$105,500		$(384,897)		$7,469,927

See accompanying notes to unaudited pro forma combined balance sheet.

NATIONSTAR MORTGAGE HOLDINGS INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1)	Represents the historical consolidated balance sheet of NMHI.

(2)	Represents the historical consolidated balance sheet of ResCap, as reclassified to conform with our financial statement presentation. These reclassification adjustments did not result in any changes to total assets or total liabilities at June 30, 2012.

As a result of their Bankruptcy Case, ResCap applied the provisions of ASC 852, Reorganizations (ASC 852) for the first time in their financial statements as of and for the period ended June 30, 2012. Amounts resulting from the reorganization, including debtor-in-possition credit facilities and liabilities subject to compromise are reported separately on ResCap’s consolidated balance sheet. For pro forma balance sheet purposes, these amounts have been reclassified to the relevant Nationstar line item as shown in the table below.

Historic ResCap Presentation		Reclassification to Nationstar Financial Statement Presentation
		Notes Payable	Unsecured senior notes	Payables and accrued liabilities
Debtor-in-possession credit facilities	$1,364,905	$1,364,905	$—	$—
Liabilities subject to compromise	4,214,966	2,613,725	672,500	928,741

(3)	Reflects the elimination of assets and liabilities of ResCap that we are not acquiring or assuming, which primarily includes variable interests that caused ResCap to consolidate certain variable interest entities and those entities’ assets and liabilities, legacy finance receivables (reclassed as mortgage loans held-for-sale in the pro forma balance sheet) and related financing and international and commercial operations. None of the debtor-in-possession credit facilities or liabilities subject to compromise are being assumed in the Transaction.

(4)	Reflects the issuance of $100.0 million of unregistered senior unsecured notes in July 2012. The notes were issued at an offering price of 105.5% and carry a coupon of 9.625%, which is payable semi-annually in arrears beginning November 1, 2012. Net proceeds were $103.3 million after deducting offering expenses of $2.2 million, which are included in other assets.

(5)	Pro forma adjustments:

a.	Represents the purchase accounting adjustments for ResCap based on a preliminary allocation of the estimated purchase price to identifiable assets and liabilities acquired based on a preliminary valuation. The preliminary allocation is summarized below (in thousands):

Mortgage servicing rights(i)	$808,044
Accounts receivable(ii)	1,640,548
Property and equipment(ii)	41,729
Other assets(ii)(iii)	33,360
Payables and accrued liabilities(ii)	(98,222)
Deferred tax liability(iv)	(49,048)

Net assets acquired	2,376,411
Estimated purchase price	2,312,235

Goodwill (bargain purchase gain)	$(64,176)

(i)	Mortgage servicing rights have been fair valued using methodology consistent to what we use for valuing our existing mortgage servicing rights.

(ii)	Accounts receivable include a discount to the historical amounts as an estimate of fair value. Property and equipment, other assets and payables and accrued liabilities have been carried over at historical cost, net of accumulated amortization and depreciation, as an initial estimate of fair value.

(iii)	The preliminary fair value of intangible assets (included in other assets) includes platform software with a historical book value of zero and an estimated fair value of $27.6 million. The intangible assets have been determined to be finite-lived and will be amortized on a straight line basis over an average useful life of five years.

(iv)	Represents the deferred tax impact on the Transaction calculated using the statutory rate of 37.6% applied to the bargain purchase gain and the stepped up basis in intangible assets. Deferred tax liabilities are included within payables and accrued liabilities in the balance sheet.

As part of the Transaction, we are required to purchase any mortgage loans held by ResCap that are intended to be included in a pool to be sold to or guaranteed by the Government National Mortgage Association (“Ginnie Mae”), subject to the total UPB not to exceed $75.0 million. As of June 30, 2012, ResCap did not have any such mortgage loans and accordingly no pro forma adjustments have been made in respect of this item.

The final allocation of the purchase price will be determined after the consummation of the Transaction and is dependent on a number of factors, including the final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed on the closing date of the Transaction. Adjustments resulting from the final allocation of purchase price may be material.

b.	We have commitments for financing arrangements as follows and expect to utilize the following amounts at consummation of the Transaction (in thousands):

	Principal	Expected Utilization
Committed financing:
Advance financing facilities	$1,575,000	$1,510,351
Excess spread financing(i)	450,000	450,000
This offering(ii)	300,000	300,000

Total committed financing	$2,325,000	$2,260,351

(i)	We have entered into an agreement with Newcastle, whereby we will sell the right to receive up to approximately 65% of the excess servicing fees from mortgage servicing rights after receipt of a fixed basic servicing fee (“ResCap Excess MSR Agreement”), for $450.0 million. This transaction will be treated as a financing arrangement.

(ii)	We expect to issue $300.0 million of senior unsecured notes at an assumed interest rate of 8.25% per annum. Assumed net proceeds after deducting the initial purchasers’ discount and offering expenses are $294.8 million. We will use the net proceeds from this offering for general corporate purposes, which may include future acquisitions and transfers of servicing portfolios, including, but not limited to, the acquisition under the ResCap Purchase Agreement.

Included in the pro forma adjustment for other assets is estimated debt financing costs of $22.4 million related to the advance financing facilities and this offering. We expect to fund the Transaction with a combination of non-recourse securitization debt, warehouse financing, additional corporate indebtedness or issuance of equity by our parent, NMHI. For pro forma balance sheet purposes, we assumed utilization of cash balances of $77.9 million, full utilization of this offering and utilization of $1.5 billion of the advance financing facilities to finance the Transaction.

c.	The net adjustments to total equity as a result of the Transaction represents the estimated transaction expenses of $3.6 million and the bargain purchase gain of $64.2 million recognized in income immediately.

NATIONSTAR MORTGAGE HOLDINGS INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

(Dollars in thousands)

	Historical Nationstar Mortgage Holdings Inc. 1	Historical Residential Capital, LLC 2	Elimination of Revenues and Expenses Associated with Assets not Acquired and Liabilities not Assumed 3	Material Transactions 4		Pro Forma Adjustments 5		Pro Forma Combined
Revenues:
Service fee income	$233,411	$512,851	$(455,743)	$—		$340,194	5a	$630,713
Other fee income	35,187	131,887	(55,152)	—		—		111,922

Total fee income	268,598	644,738	(510,895)	—		340,194		742,635
Gain on mortgage loans held for sale	109,136	223,013	(99,053)	—		—		233,096

Total revenues	377,734	867,751	(609,948)	—		340,194		975,731

Expenses and impairments:
Salaries wages and benefits	202,290	315,711	(4,789)	—		—		513,212
General and administrative	82,183	1,093,672	(668,469)	—		5,520	5b	512,906
Provision for loan losses	3,537	(3,972)	3,972	—		—		3,537
Loss on foreclosed real estate	6,833	5,919	(6,178)	—		—		6,574
Occupancy	11,340	24,288	2,327	—		—		37,955

Total expenses and impairments	306,183	1,435,618	(673,137)	—		5,520		1,074,184

Other income (expense):
Interest income	66,802	351,240	(363,848)	—		—		54,194
Interest expense	(105,375)	(450,351)	219,373	(101,163)	4a, b	(7,737)	5c	(445,253)
Loss on interest rate swaps and caps	298	(11,956)	11,956	—		—		298
Fair value changes in ABS securitizations	(12,389)	(63,994)	63,994	—		—		(12,389)

Total other income (expense)	(50,664)	(175,061)	(68,525)	(101,163)		(7,737)		(403,150)

Income (loss) before taxes	20,887	(742,928)	(5,336)	(101,163)		326,937		(501,603)
Income tax expense (benefit)	—	16,051	(31,451)	—		—	6	(15,400)

Income (loss) from continuing operations	$20,887	$(758,979)	$26,115	$(101,163)		$326,937		$(486,203)

See accompanying notes to unaudited pro forma combined statement of operations.

NATIONSTAR MORTGAGE HOLDINGS INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2012

(Dollars in thousands)

	Historical Nationstar Mortgage Holdings Inc. 1	Historical Residential Capital, LLC 2	Elimination of Revenues and Expenses Associated with Assets not Acquired and Liabilities not Assumed 3	Material Transactions 4		Pro Forma Adjustments 5		Pro Forma Combined
Revenues:
Service fee income	$170,042	$287,006	$(113,542)	$—		$93,940	5a	$437,446
Other fee income	18,863	79,993	(11,208)	—		—		87,648

Total fee income	188,905	366,999	(124,750)	—		93,940		525,094
Gain on mortgage loans held for sale	172,857	172,599	(16,767)	—		—		328,689

Total revenues	361,762	539,598	(141,517)	—		93,940		853,783

Expenses and impairments:
Salaries wages and benefits	140,412	210,355	(9,643)	—		—		341,124
General and administrative	75,522	287,495	(42,291)	—		2,760	5b	323,486
Provision for loan losses	1,608	(342)	342	—		—		1,608
Loss on foreclosed real estate	3,755	(5,350)	5,410	—		—		3,815
Occupancy	5,652	11,408	1,921	—		—		18,981

Total expenses and impairments	226,949	503,566	(44,261)	—		2,760		689,014

Other income (expense):
Interest income	29,091	157,191	(150,519)	—		—		35,763
Interest expense	(60,893)	(261,096)	153,009	(45,264)	4a, b	(3,307)	5c	(217,551)
Loss on interest rate swaps and caps	(625)	(369)	369	—		—		(625)
Fair value changes in ABS securitizations	—	(23,550)	23,550	—		—		—

Total other income (expense)	(32,427)	(127,824)	26,409	(45,264)		(3,307)		(182,413)

Income before taxes	102,386	(91,792)	(70,847)	(45,264)		87,873		(17,644)
Income tax expense (benefit)	15,925	9,518	(19,018)	—		(15,925)	6	(9,500)

Income (loss) from continuing operations	$86,461	$(101,310)	$(51,829)	$(45,264)		$103,798		$(8,144)

See accompanying notes to unaudited pro forma combined statement of operations.

NATIONSTAR MORTGAGE HOLDINGS INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1)	Represents the historical consolidated statement of operations of NMHI or prior to March 7, 2012, its predecessor Nationstar Mortgage LLC. On March 7, 2012, Nationstar Mortgage LLC became an indirect subsidiary of NMHI.

(2)	Represents the historical statement of operations of ResCap, as reclassified to conform with our financial statement presentation. These reclassification adjustments did not result in any changes to net income (loss) from continuing operations for the year ended December 31, 2011 or the period ended June 30, 2012.

The following reclassifications have been made:

Year ended December 31, 2011

Historic ResCap Presentation		Reclassification to Nationstar Financial Statement Presentation
		Total Revenues	Total Expenses and Impairments	Total Other Income (Expense)
Total net revenue	$686,771	$867,751	$(5,919)	$(175,060)
Provision for loan losses	3,972	—	3,972	—
Total noninterest expense	(1,433,671)	—	(1,433,671)	—

Period ended June 30, 2012

Historic ResCap Presentation		Reclassification to Nationstar Financial Statement Presentation
		Total Revenues	Total Expenses and Impairments	Total Other Income (Expense)
Total net revenue	$473,630	$539,598	$5,350	$(71,318)
Provision for loan losses	342	—	342	—
Total noninterest expense	(485,952)	—	(485,952)	—
Reorganization items	(79,812)	—	(23,306)	(56,506)

As a result of their Bankruptcy Case, ResCap applied the provisions of ASC 852 for the first time in their financial statements for the period ended June 30, 2012. Amounts resulting from the reorganization including professional fees and Debtor-in-Possession facility fees are reported separately in the Reorganization items line item. For pro forma income statement purposes, these amounts have been reclassified to the relevant Nationstar line item as shown in the table above.

On May 11, 2012, ResCap sold all of the outstanding ordinary Class I and Class II shares of GMAC Financiera, S. A. de C.V., SOFOM, ENR (“GMAC Financiera”). Operating results of GMAC Financiera have been removed from continuing operations and together with the gain on sale are shown as discontinued operations, net of tax within the ResCap financial statements for the year ended December 31, 2011 and six months ended June 30, 2012. The pro forma income statements only present results from continuing operations and do not show the discontinued operations line item.

(3)	Reflects the elimination of direct revenue and expense arising from assets and liabilities of ResCap that we are not acquiring or assuming, which primarily includes change in fair value or realized gains (losses) from derivative assets and liabilities not acquired or assumed, variable interests that caused ResCap to consolidate certain variable interest entities and those entities’ revenue and expense, interest income and interest expense from legacy finance receivables (reclassed as mortgage loans held-for-sale in the pro forma balance sheet) and related financing and the results of operations from international and commercial operations.

Subservicing revenue earned from Ally Bank of $34.9 million and $28.6 million, for the year ended December 31, 2011 and six months ended June 30, 2012, respectively, have not been eliminated. Pursuant to the ResCap Purchase Agreement, Nationstar will continue to subservice for Ally Bank unless the related MSRs at Ally Bank are transferred to another party.

(4)	Material transactions:

a.	Reflects pro forma interest expense of $10.7 million and $5.4 million for the year ended December 31, 2011 and six months ended June 30, 2012, respectively, from the unregistered senior unsecured notes we issued in July 2012 for $100.0 million at a rate of 9.625% per annum.

b.	Reflects pro forma interest expense of $27.4 million and $8.6 million for the year ended December 31, 2011 and six months ended June 30, 2012, respectively, from the unregistered senior unsecured notes we issued in April 2012 for $275.0 million at a rate of 9.625% per annum. The pro forma interest expense adjustment for the six months ended June 30, 2012 is pro rated to only reflect interest for the period to April 25, 2012, as after this date interest on these notes is already included within the Nationstar financial statements.

c.	In June 2012, we acquired MSR to a total UPB of approximately $63.7 billion, $1.7 billion of servicing advance receivables and certain other assets from Aurora for $1.96 billion. We financed $1.29 billion of the MSR purchase price through servicing advance facilities and $176.5 million of the MSR purchase price with the proceeds of a co-investment (the “Aurora Excess MSR Agreement”) by Newcastle. Pursuant to the Aurora Excess MSR Agreement, we sold to Newcastle the right to receive approximately 65% of the excess servicing cash flow generated from the MSRs after receipt of a fixed basic servicing fee (“Excess MSRs”).

The pro forma income statements for the year ended December 31, 2011 and for the six months ended June 30, 2012 includes interest expense of $63.1 million and $31.3 million, respectively, in relation to the Aurora servicing advance facilities. The servicing advance facilities carry interest rates between 2.7% and 9.2%, based on LIBOR as at September 5, 2012. The pro forma interest expense has been determined using an assumed interest rate of 4.9% which would have been the effective weighted variable rate in effect on June 30, 2012 including amortization of issue costs.

Apart from these interest expense items for the servicing advance facilities, no other adjustments have been made for direct revenue and expense of the acquisition of the Aurora assets, and financing cost and fair value changes for the Aurora Excess MSR Agreement as historical information required to calculate these adjustments is not available.

(5)	Pro forma adjustments:

a.	Acquired mortgage servicing rights have been fair valued using methodologies and assumptions consistent to that which we use for valuing our existing mortgage servicing rights, and resulted in a reduction in the recorded value of mortgage servicing rights from the historical amounts recorded by ResCap. The difference results in corresponding pro forma adjustments to service fee income for the unfavorable change in fair value reported by ResCap for the year ended December 31, 2011 and for the favorable change in fair value reported for the six months ended June 30, 2012.

In addition, an adjustment to service fee income has been made to reflect the fair value movement in the ResCap Excess MSR Agreement expected to be entered into in respect of the Transaction as described in note (5) b. (i) to the unaudited pro forma combined balance sheet. The valuation of the ResCap Excess MSR Agreement at fair value through profit and loss is consistent to our existing methodologies. The ResCap historical interest expense has not been replaced with the Nationstar excess spread financing rates as historical information required to calculate these adjustments is not available.

b.	Represents the amortization (straight line over five years) of intangible assets recognized in conjunction with the Transaction of $5.5 million and $2.8 million for the year ended December 31, 2011 and for the six months ended June 30, 2012 respectively.

c.	Represents pro forma adjustments to replace historical ResCap interest expense with Nationstar’s rates to the extent that facilities have been committed as described in note (5) b. to the unaudited pro forma balance sheet (in thousands):

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
Advance financing facilities	$576	$873
This offering	(8,313)	(4,180)

Total financing	$(7,737)	$(3,307)

These adjustments have been calculated as follows:

•

The advance financing facilities carry interest rates between 3.2% and 4.2% based on LIBOR as at September 5, 2012. The pro forma interest expense has been determined using an assumed interest rate of 4.5% which would have been the effective weighted variable rate in effect on September 5, 2012 including amortization of issue costs.

•

This offering carries an assumed interest rate of 8.25%. The pro forma interest expense has been calculated using an assumed interest rate of 8.5% which represents the effective rate including the amortization of issue costs.

Historical ResCap and the pro forma combined information for total expenses and impairments include corporate allocation expense of $68.1 million and $53.2 million for the year ended December 31, 2011 and six months ended June 30, 2012, respectively, from Ally and we have not included any pro forma adjustments for potential synergies expected from this Transaction.

(6)	On March 7, 2012 we completed an initial public offering of 16.7 million shares of its common stock and, as a result of this event, our combined estimated federal and state statutory tax rate changed from 0% to 37.6%. The pro forma combined statements of operations reflect the ongoing impact of the initial public offering as if it had occurred on January 1, 2011 and the 37.6% combined estimated federal and state statutory rate has been applied from that date to our historical results, the historical ResCap results and to the pro forma adjustments. The availability of pro forma operating losses from the acquired ResCap operations and Aurora assets, net of financing costs, for the year ended December 31, 2011 offset the pro forma impact of the change in statutory rate for Nationstar Mortgage LLC for the year and were also available to offset pro forma income tax for the six months ended June 30, 2012. The pro forma adjustments assume that the net operating loss carried forward from 2011 would have required a full valuation allowance at the end of each of the periods presented.